SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

United Financial Banking Companies, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-13395	54-1201253
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

8399 Leesburg Pike, Vienna, Virginia 22182

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 703.734.0070

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.03 Material Modification to Rights of Security Holders

Item 7.01 Regulation FD Disclosure

On December 30, 2004, United Financial Banking Companies, Inc. (the “Company”), the parent company of The Business Bank, Vienna, Virginia, completed a private placement of an aggregate of $5 million of trust preferred securities through UFBC Capital Trust I, a newly formed trust subsidiary organized under Delaware law (the “Trust”). The proceeds from the sale of the trust preferred securities were used by the Trust to purchase from the Company an aggregate of $5 million of junior subordinated deferrable interest debentures (the “Debentures”), net of intercompany transactions. The Debentures have been issued pursuant to an Indenture dated as of December 30, 2004 between the Company and JPMorgan Chase Bank, National Association as trustee, mature on March 15, 2035, and are redeemable at par, at the Company’s option, at any time on or after March 15, 2010, subject to regulatory approval. The Debentures may be redeemed prior to March 15, 2010 at a premium ranging up to 103.525% of the principal amount thereof, upon the occurrence of certain regulatory or legal events. The Debentures bear interest on a quarterly basis, at a 6.175% fixed rate until March 15, 2010, at which time the interest rate becomes a variable rate, adjusted quarterly, equal to 210 basis points over three month LIBOR.

The trust preferred securities represent guaranteed beneficial interests in a like amount of junior subordinated debentures, and are intended to qualify as tier 1 capital. Interest payments on the debentures will be used to pay quarterly distributions on the trust preferred securities. The debentures will constitute the sole asset of the Trust. Payment of distributions on, and the liquidation or redemption price of, the trust preferred securities are guaranteed by the Company, to the extent the Trust has funds available therefore, pursuant to a Guarantee Agreement, dated as of December 30, 2004 between the Company and JPMorgan Chase Bank, National Association as trustee (the “Guarantee”).

Payment of interest on the Debentures and distributions on the trust preferred securities may be deferred for up to twenty consecutive quarterly periods, at the option of the Company. If the Company elects to defer payments o the Debentures, it will generally not be able to (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock or (B) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Debentures, or (C) make any payment under any guarantees of the Company that rank pari passu in all respects with or junior in interest to the Guarantee. The principal amount of the Debentures is subject to acceleration upon the occurrence of certain bankruptcy or insolvency related events, or if the Company defaults in the payment of any interest upon any Debenture when it becomes due and payable following the nonpayment of any such interest for 20 or more consecutive quarterly periods.

The proceeds of the issuance will be used by the Company for general corporate purposes, including contribution to its subsidiary bank. Until such time as The Business Bank has eliminated its retained earnings deficit, the Company will retain at the holding company level funds sufficient to cover at least two years of interest payments on the Debentures.

The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

4.1	Indenture, dated as of December 30, 2004 between United Financial Banking Companies, Inc. and JPMorgan Chase Bank, National Association, as trustee, (1)

4.2	Amended and Restated Declaration of Trust, dated as December 30, 2004 between United Financial Banking Companies, Inc. and JPMorgan Chase Bank, National Association, as trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee, and Harold C . Rauner and Lisa M. Porter as Administrators (1)

4.3	Guarantee Agreement dated as of dated as December 30, 2004 between United Financial Banking Companies, Inc. and JPMorgan Chase Bank, National Association, as Guarantee Trustee (1)

(1)	Not filed in accordance with the provisions of Item 601(b)(4)(v) of Regulation SK. The Company agrees to provide a copy of these documents to the Commission upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FINANCIAL BANKING COMPANIES, INC.

By:	/s/ Harold C Rauner
Harold C. Rauner, President, Chief Executive Officer

Dated: December 30, 2004